Exhibit 10.1

INTERCOMPANY
LOAN AGREEMENT

This loan agreement (the “Agreement”) is dated January 1, 2016 and is made by and between NaturalShrimp Holdings, Inc., a Delaware corporation, as lender (the “Lender”), represented by its sole director and President Gerald Easterling; and NaturalShrimp Incorporated, a Nevada company, as borrower (the “Borrower”), represented by its Chief Executive Officer Bill G. Williams who make this Agreement on the following terms:

1.	Subject of the Agreement

1.1
The Lender agrees to make loans (individually an “Advance” and collectively the “Loan”) to the Borrower. This particular Advance and the amount of the Loan outstanding shall be denominated in US Dollars and the maximum amount of the Loan advanced shall not exceed $300,000 (One-Hundred-Fifty-Thousand Dollars and No Cents) US Dollars (“Maximum Loan Amount”).

1.2	The loan outstanding is due on demand.

2.	Loan Drawdown

2.1	The Borrower may receive the Loan in one or more Advances upon delivery of an Advance Request or in multiple denominations ordered by the Lender.

3.	Interest

3.1	The Borrower shall pay 2% interest per annum on any Advance from the Lender.
4.	Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lender that:

4.1
The Borrower (i) is a corporation duly organized and validly existing under the laws of the state of Nevada, and (ii) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

4.2
The transactions contemplated by this Agreement (i) have been duly authorized by all requisite corporate and, if required, shareholder action and (ii) will not violate (a) any material provision of any law, rule or regulation, or the articles of incorporation of the Borrower, or (b) any order of any governmental authority.

4.3	This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid, and binding obligation of the Borrower, enforceable against it in accordance with its terms.

4.4	No action, consent or approval of, or registration or filing with or any other action by any governmental authority is or will be required in connection with this Agreement.

5.	Miscellaneous

5.1
This Agreement may be extended by mutual consent of the Parties, provided that any amendment complies with all applicable legal requirements. The rights and obligations under this Agreement cannot be transferred or assigned by either Party. The Lender consents to the assumption of this Agreement and the Borrower’s rights and obligations hereunder by any person that becomes the legal successor of the Borrower by operation of law. No person other than the Lender and the Borrower shall have any rights under or by virtue of this Agreement.

5.2	Any amendments hereto shall be executed in writing and signed by both Parties.

5.3	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

5.4
There is no express or implied intention for this Agreement to benefit any third party, and nothing contained in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Borrower.

5.5
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms. The consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

Signatures of the Parties:

Lender: NaturalShrimp Holdings, Inc.	Borrower: NaturalShrimp Incorporated

By: /s/ Gerald Easterling	By: /s/ Bill G. Williams

Mr. Gerald Easterling	Mr. Bill G. Williams
Title: Director and President	Title: CEO
Date: January 1, 2016	Date: January 1, 2016

By: /s/ Bill Delgado

Mr. Bill Delgado
Title: Director
Date: January 1, 2016